Exhibit 10.6

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of the 24th day of September, 2013, by and between: (i) Argo Medical Technologies Ltd., an Israeli private company number 51-312137-6 (the “Company”), with principal office at Kokhav Yokneam Building, P.O. Box 161, Yokneam Ilit 20692, Israel, (ii) each of the purchasers listed on Schedule A, hereto, including Yaskawa Electric Corporation, a Japanese company (Business Identity Code 2908-01-010767) (“YEC”) with its principal office at 2-1 Kurosakishiroishi, Yahatanishi-ku, Kitakyushu 806-0004 Japan (YEC and the other purchasers, the “Purchasers”), and (iii) each of the lenders listed on Schedule B, hereto (the “Lenders”).

WHEREAS, the Company desires that at the Closing (as defined below), the Purchasers shall invest in the Company the Investment Amount (as defined below), as per the allocation between them set forth in Schedule A, in consideration for the issuance to them by the Company of Series D-1 Convertible Preferred Shares of the Company, par value NIS 0.01 each (the “Preferred D-1 Shares”), at such number and at such price per share as set forth below; and

WHEREAS, the Purchasers desire to invest the Investment Amount in the Company at the Closing upon the terms and conditions hereof;

WHEREAS, YEC desires to invest its respective portion of the Investment Amount in the Company at the Closing upon the terms and conditions hereof, with a view to establishing a strategic alliance for marketing, distribution and development of products in the area of healthcare equipment; and

WHEREAS, at the Closing, the Lenders (as defined above) wish to convert in full the Convertible Loans (as defined below) in consideration for the issuance to them by the Company of (as applicable in accordance with the terms of the Convertible Loans) (i) Series D-2 Convertible Preferred Shares (“Preferred D-2 Shares”), (ii) Series D-3 Convertible Preferred Shares (“Preferred D-3 Shares”), or (iii) Series D-4 Convertible Preferred Shares of the Company (“Preferred D-4 Shares”), par value NIS 0.01 each (collectively, the “Preferred D-2/3/4 Shares” and together with the Preferred D-1 Shares the “Preferred D Shares”) at such number and at such price per share as set forth below;

NOW THEREFORE, in consideration of the mutual promises, covenants set forth herein it is hereby agreed as follows:

1. Interpretation

1.1 The section and paragraph headings used in this Agreement are inserted for ease of reference only and shall not be used for interpretation purposes.

1.2 References to persons shall include incorporated, unincorporated, associations and partnerships entities, in each case whether or not having a separate legal personality.

1.3 References to those of the parties that are individuals include their respective legal personal representatives.

1.4 References to “writing” or “written” include any other non-transitory form of visible reproduction of words.

2. Issue and Purchase of Preferred D Shares; Conversion of the Convertible Loans; Supplemental Closing

2.1 Investment

2.1.1. Purpose of YEC Investment. YEC will purchase the Preferred D-1 Shares with a view to establishing and solidifying a strategic alliance with Company for the purpose of marketing, distribution, commercialization and improvement of its products and co-development of new products in the area of healthcare equipment, subject to the terms and conditions contained in the Distribution Agreement (as defined in Section 3.2.5 of this Agreement) and the SAA (as defined in Section 3.2.6 of this Agreement).

2.1.2. Investment. Subject to the terms and conditions hereof, at the Closing, the Company shall issue and allot to each of the Purchasers and each of the Purchasers shall purchase from the Company, such number of Preferred D-1 Shares as set forth next to such Purchaser’s name in Schedule A. hereto, free and clear of any and all liens, claims, charges, encumbrances, restrictions, or other third party rights (hereinafter “Encumbrances”), at a price per Investment Share of US $121 (the “Investment Amount”). The attached Schedule A. sets forth the allocation of the Investment Amount between each of the Purchasers and the number of Preferred D-1 Shares to be issued to each of them respectively at the Closing.

2.1.3. Each of the above Preferred D-1 Shares issuable at the Closing will be issued and become fully paid upon the payment by the Purchasers of the Investment Amount per the wire instructions to be provided to them by the Company, and receipt of payment in the Company’s bank account.

2.2 Conversion of the Convertible Loans.

2.2.1. The Lenders have lent to the Company interest accruing convertible loans in an aggregate principal amount of US $7,730,000, which as of the date hereof have accrued interest in the aggregate amount of US $233,975 (net of withholding tax in the aggregate amount of US $10,358), totaling in the aggregate an outstanding amount of US $7,963,975 (the “Convertible Loans”).

2.2.2. At the Closing, automatically and without any further action on the part of any of the Lenders, the Convertible Loans shall be converted into an aggregate of 81,677 (Eighty One Thousand and Six Hundred and Seventy Seven) Preferred D-2/3/4 Shares, which shall be issued to the Lenders free and clear of any and all Encumbrances (the “Conversion Shares” and together with the Preferred D-1 Shares the “Purchased Shares”), of which (i) 69,387 Preferred D-2 Shares shall be issued upon the conversion of Convertible Loans at a price per share of US $96.800, (ii) 10,323 Preferred D-3 Shares shall be issued upon the conversion of

Convertible Loans at a price per share of US $101.197, and (iii) 1,967 Preferred D-4 Shares shall be issued upon the conversion of Convertible Loans at a price per share of US $103.016, all in accordance with the terms of the Convertible Loans. Schedule B. hereto sets forth the allocation of the Convertible Loans between each of the Lenders and the number of Conversion Shares to be issued to each of the Lenders in consideration for the conversion by it of its portion of the Convertible Loan at the Closing, assuming no withholding of tax is required. If any Lender fails to provide the Company prior to the Closing with evidence satisfactory to the Company, in its sole discretion, of full exemption from all withholding taxes, and the Company shall be required to remit the amount of such withholding tax to the appropriate tax authority, then (unless such withholding amount is paid by the applicable Lender to the Company no later than the Closing) the number of Conversion Shares to be issued to such Lender shall be decreased accordingly based upon the conversion price of the Convertible Loan of such Lender. Notwithstanding the foregoing, if prior to the Closing any Lender fails to both (a) fails to provide the Company with evidence satisfactory to the Company, in its sole discretion, of full exemption from all withholding taxes, and (b) fails to pay to the Company such withholding amount, the Company may, in its sole discretion, issue to such Lender the decreased number of Conversion Shares issuable pursuant to the preceding sentence, and defer the issuance of the remaining Conversion Shares until October 15, 2013; if by such date the Lender provides evidence satisfactory to the Company, in its sole discretion, of full exemption from all withholding taxes, or pays to the Company such withholding amount, the Company shall issue the deferred Conversion Shares to such Lender, but otherwise no additional Conversion Shares shall be issued to such Lender. The conversion of the Convertible Loans as aforesaid shall be the full and final discharge of Company’s obligations under the Convertible Loan agreements and upon the issuance of the Conversion Shares, the Convertible Loans shall be deemed fully repaid and the Lenders shall not have any right under, or associated with, such Convertible Loans other than the holding of the Conversion Shares. Each of the Lenders and Purchasers shall be hereinafter referred to as an “Investor” and collectively as the “Investors”.

2.2.3. Interest Drop Date Calculation and Extension of Automatic Conversion. The entire amount of accrued interest as calculated on the aggregate outstanding Loan Conversion was made as of the date of September 24, 2013. Accordingly, each of the Lenders hereby waives any demand or claim with respect to additional securities and/or interest to be accumulated on the above loans as of the above date and the Closing Date (as such term is defined below).

2.3 Additional Investment. In addition to the issuance of the Preferred D-1 Shares to the Purchasers and the issuance of the Conversion Shares to the Lenders, not later than 60 days following the Closing the Company may allot additional Series D-1 Convertible Preferred Shares of the Company, par value NIS 0.01 each (“Additional Preferred D-1 Shares”), at a price per share of US $121, to (i) shareholders who on the date of this Agreement hold preferred shares of the Company, and/or (ii) new investors, in each case who sign an agreement of joinder in the form of Schedule 2.3 hereto, by which they agree to be bound by all of the terms of this Agreement, provided that (A) such new investors are financial investors and not strategic investors, (B) YEC shall have approved such investors in advance, which approval shall not unreasonably be delayed or withheld, and (C) the aggregate investment in Additional Preferred D-1 Shares by all investors (including the Purchasers other than YEC) shall not exceed US $5 million.

2.4 Milestone Shares.

2.4.1. In the event that by March 31, 2014, the Milestone (as defined below) has not been achieved, then on April 1, 2014, the Company shall issue to YEC an additional 1,377 (one thousand three hundred and seventy-seven) Preferred D-1 Shares. The Company shall issue to YEC an additional 1,377 (one thousand three hundred and seventy-seven) Preferred D-1 Shares on each of May 1, June 1 and July 1, and an additional 1,378 (one thousand three hundred and seventy-eight) Preferred D-1 Shares on August 1, 2014 and September 1, 2014, provided, however, that no such shares shall be issued on any such date if prior thereto the Milestone has been achieved.

2.4.2. All additional Preferred D-1 Shares issued (if issued) pursuant to this Section 2.4.2 shall be issued free and clear of any and all Encumbrances, and shall collectively be referred herein as “Milestone Shares”. The Milestone Shares shall be issued without the payment of any additional consideration by YEC and shall be deemed to be Purchased Shares, and the Investment Amount shall be deemed to be allocated between the Milestone Shares and all Preferred D-1 Shares issued to YEC at the Closing.

2.4.3. “Milestone” means that both of the following have occurred: (i) receipt by the Company of a final United States Food & Drug Administration clearance for the ReWalk – Personal model, and (ii) payment by any German insurance provider of full reimbursement of the cost of at least one of the Company’s ReWalk – Personal models.

2.5 ESOP. Immediately prior to and effective as of the Closing, the Company shall increase the number of shares of the Company, par value NIS 0.01 each, available for issuance under its Employees Stock Option Plan (the “ESOP Shares” and the “ESOP” or “Plan”, respectively) by 36,368 ESOP Shares. Consequently, (i) as of the Closing, the total number of ESOP Shares shall be 69,213, of which 36,368 ESOP Shares shall remain free for future allocation; (ii) assuming consummation of the Closing and the payment of the Investment Amount in full, immediately following the Closing the total number of ESOP Shares shall constitute 16.003% of the Company’s share capital on a fully diluted basis, and the total number of ESOP Shares remaining free for future allocation shall constitute 8.408% of the Company’s share capital on a fully diluted basis, all as further set forth in the Capitalization Table (as defined below).

3. Closing

3.1 Closing. The issuance and allotment of the Preferred D-1 Shares to the Purchasers, the issuance and allotment of the Conversion Shares pursuant to the conversion of the Convertible Loans to the Lenders, the transfer to the Company of the Investment Amount by the Purchasers and the registration of the Purchased Shares in the name of each Investor in the shareholder register of the Company shall take place at a closing to be held via remote exchange of documents on September 30, 2013 or on such other date or time as the Company and YEC shall agree (the “Closing” and the “Closing Date” respectively), subject to the fulfillment of the closing conditions specified in Sections 7 and 8 of this Agreement.

3.2 Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed nor any document delivered until all such transactions have been completed and all required documents delivered:

3.2.1. The Company shall deliver to each of the Investors the following duly executed documents in form satisfactory to them:

(i) A true and correct copy of the resolutions of the Company’s Board of Directors (the “Board”) adopted at or immediately prior to the Closing, in the form attached hereto as Schedule 3.2.1(i), by which the execution and delivery by the Company of each of this Agreement, the Shareholders Rights Agreement, the Shareholders Agreement, the Indemnification Agreements and any of the documents listed in this Section 3.2.1, and any and all other documents attached hereto or executed in furtherance of the transactions contemplated hereunder (collectively the “Transaction Documents”), and the performance by it of any and all of its obligations hereunder and thereunder, has been approved, including the issuance of the Preferred D Shares (including the Milestone Shares and Capitalization Adjustment Shares (as defined in Section 5.4), if any), conversion of the Convertible Loans, the issuance of the Conversion Shares, the issuance to the Investors of any Ordinary A Shares (as defined in the Amended Articles) upon conversion of the Preferred D Shares (including the Milestone Shares and Capitalization Adjustment Shares, if any) in accordance with the terms of the Amended Articles (the “Ordinary A Shares”), and the increase of the shares available for ESOP. To the extent applicable, such resolution shall also include a specific waiver by the applicable directors of the veto rights set forth in Article 89B of the Articles.

(ii) A true and correct copy of the resolutions of the Company’s shareholders adopted at or immediately prior to the Closing, in the form attached hereto as Schedule 3.2.1(ii), by which (a) the execution and delivery by the Company of all Transaction Documents, and the performance by the Company of all of its obligations hereunder and thereunder, has been approved, including, inter alia, the creation of Preferred D Shares, the reservation of a sufficient number of Ordinary A Shares to allow the conversion of the Purchased Shares (including the Milestone Shares and Capitalization Adjustment Shares, if any), and the adoption with immediate effect of the Amended Articles (as defined below) together with a duly completed and signed notice of such changes to the Israeli Registrar of Companies, to be filed with the Israeli Registrar of Companies immediately following the Closing Date; and (b) all the existing shareholders of the Company, who are not parties to this Agreement, waive any rights, including, without limitation, conversion rights, pre-emptive rights, rights of first refusal, rights of first offer, anti-dilution rights, or any similar rights, with respect to the issuance and sale of the Preferred D-1 Shares (including the Milestone Shares and Capitalization Adjustment Shares, if any) and the Ordinary A Shares to the Purchasers, and the Conversion Shares and the Ordinary A Shares to the Lenders, subject to the terms of this Agreement, the Amended Articles and other rights and undertakings set forth in the Schedules attached hereto. To the extent applicable, such resolutions shall also include a specific waiver by the applicable shareholders of the rights set forth in Article 89A of the Articles.

(iii) A true and correct copy of the Amended and Restated Articles of Association of the Company (the “Amended Articles”) duly adopted, replacing the Articles (as defined below), in the form attached hereto as Schedule 3.2.1(iii).

(iv) A true and correct copy of the Company’s shareholders’ register reflecting the issuance of the Preferred D-1 Shares to the Purchasers and the Conversion Shares to the Lenders, stating the number and class of such shares, in the form attached hereto as Schedule 3.2.1(iv), as well as corresponding share certificates in the name of each Investor on account of such Investor’s portion of the Purchased Shares.

(v) A signed opinion from the Company’s counsel in the form attached hereto as Schedule 3.2.1(v), dated as of the Closing Date and addressed to the Investors.

(vi) A compliance certificate, executed by Mr. Larry Jasinski, a director of the Company and the CEO of Argo Medical Technologies Inc., dated as of the Closing Date, in the form attached hereto as Schedule 3.2.1(vi).

(vii) A duly executed Indemnification Agreement in the form attached hereto as Schedule 3.2.1(vii) (the “Indemnification Agreement”) for officer holders and directors of the Company, including such directors appointed by the Investor.

(viii) A notice or consent form to the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor (“OCS”), with respect to the investment contemplated herein in form satisfactory to YEC, which shall be attached as Schedule 3.2.1(viii) hereto.

(ix) A director appointment notice to be submitted to the Israeli Companies Registrar in the form attached hereto as Schedule 3.2.1(ix).

3.2.2. At the Closing, YEC shall provide the Company a letter appointing its directors to the Board in the form attached hereto as Schedule 3.2.2.

3.2.3. At the Closing, the Company, the Investors and all remaining shareholders of the Company shall execute and deliver the Amended and Restated Shareholders Rights Agreement substantially in the form set forth as Schedule 3.2.3 (the “Shareholders Rights Agreement”).

3.2.4. At the Closing, the Company, the Investors and all remaining shareholders of the Company shall execute and deliver the Third Amended and Restated Shareholders Agreement by and between the Founder and the rest of the shareholders of the Company substantially in the form set forth as Schedule 3.2.3 (the “Shareholders Agreement”).

3.2.5. At the Closing, the Company and YEC shall enter into a Distribution Agreement in the form set forth as Schedule 3.2.5, granting YEC distribution rights for the Company’s products upon the terms and conditions set forth therein (the “Distribution Agreement”).

3.2.6. At the Closing, the Company and YEC shall enter into a Strategic Alliance Agreement (“SAA”) in the form set forth as Schedule 3.2.6.

3.2.7. At the Closing, the Company and each of the directors and officer holders of the Company as of the Closing (including without limitation the directors of the Company to be appointed by YEC) shall enter into the Indemnification Agreement.

3.3 At the Closing, each Purchaser shall cause the transfer to the bank account designated by the Company of its respective portion of the Investment Amount by wire transfer, banker’s check, or such other form of payment as is mutually agreed by the Company and such Purchaser, and shall deliver to the Company a copy of a transfer form issued by its own bank confirming, without any restriction or reservation of repayment, the transfer of its respective portion of the Investment Amount to the Company’s bank account.

3.4 Post Closing. No later than thirty days after the Closing, the Company shall deliver to the Investors evidence of filing with the Israeli Companies Registrar (the “Registrar”) of the following documents: (i) the Amended Articles; (ii) a report of the changes to the registered share capital; (iii) appointment of YEC’s directors; and (iv) a duly completed notice of the issuance of the Purchased Shares to the Investors. The Company shall take all actions required for the prompt recording of the above with the Registrar.

4. Representations and Warranties

The Company hereby represents and warrants to the Investors, the following to be true, correct and not misleading as of the date hereof and as of the Closing Date, and acknowledges that the Investors are entering into this Agreement in reliance thereon, subject to and except as specifically stated otherwise in the Schedules to this Section 4 (the representations in this Section 4 shall be read as if made also with respect to each Subsidiary (as defined below) of the Company, to the extent applicable):

4.1 Organization and Corporate Power. The Company is a company duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets, to conduct its business as currently being conducted and as currently proposed to be conducted, and to execute and deliver each of the Transaction Documents and perform any of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has duly paid all required fees with the Israeli Companies Registrar and has filed the required annual report so as not be deemed a violating company (as defined by the Israeli Companies Law). Neither the nature of the Company’s business as currently conducted nor its ownership or leasing of property require that the Company be qualified to do business in any jurisdiction other than Israel.

4.2 Share Capital

4.2.1. As of the date hereof the Company’s authorized share capital is NIS 100,000 and is comprised of 10,000,000 shares, par value NIS 0.01 each, of which (i) immediately prior to the Closing: (a) 9,367,323 are Ordinary A Shares of which 10,000 are issued and outstanding, (b) 100,000 are Ordinary B Shares of which 316 are issued and outstanding, (c) 11,000 are Series A Convertible Preferred Shares of which 10,677 are issued and outstanding, (d) 100,000 are Series B Convertible Preferred Shares of which 63,880 are issued and outstanding, (e) 200,000 are Series C-1 Convertible Preferred Shares of which 67,486 are issued and outstanding and (f) 40,000 are Series C-2 Convertible Preferred Shares of which 19,675 are issued and outstanding; a complete and correct list of the holdings of the issued share capital of the Company on a fully diluted basis, including all options and any other exercisable or convertible securities of the Company, and of the shareholders of the Company (the “Company Shareholders”) immediately prior to the Closing, is set forth in Schedule 4.2.1(i) attached hereto, and (ii) immediately following the Closing: (a) 9,367,392 will be Ordinary A Shares of which 10,000 will be issued and outstanding, (b) 100,000 will be Ordinary B Shares of which 316 will be issued and outstanding, (c) 11,000 will be Series A Convertible Preferred Shares of which 10,677 will be issued and outstanding, (d) 100,000 will be Series B Convertible Preferred Shares of which 63,880 will be issued and outstanding, (e) 200,000 will be Series C-1 Convertible Preferred Shares of which 67,486 will be issued and outstanding, (f) 40,000 will be Series C-2 Convertible Preferred Shares of which 19,675 will be issued and outstanding, (g) 100,000 will be Series D-1 Convertible Preferred Shares of which 84,008 will be issued and outstanding and owned by Purchasers, (h) 69,387 will be Series D-2 Convertible Preferred Shares, all of which will be issued and outstanding, (i) 10,323 will be Series D-3 Convertible Preferred Shares, all of which will be issued and outstanding, and (j) 1,967 will be Series D-4 Convertible Preferred Shares, all of which will be issued and outstanding; a complete and correct list of the holdings of the issued share capital of the Company on a fully diluted basis, including all options and any other exercisable or convertible securities of the Company, and of the shareholders of the Company at the Closing is set forth in Schedule 4.2.1(ii) attached hereto (the “Capitalization Table”).

4.2.2. All of the shares held by Company Shareholders have been duly authorized, are validly issued, fully paid-up and non-assessable and were issued (if and when issued) in compliance with all applicable laws. The Company Shareholders are the lawful record owners and holders of all of the issued share capital of the Company and hold such shares free and clear of any and all Encumbrances. None of the Company Shareholders, nor any other third party, holds any other shares, options or other rights to subscribe for, purchase from the Company or from any third party any shares or other securities of the Company that are convertible into, or exercisable or exchangeable for, shares or any other equity of the Company, and no Encumbrances with respect to the Company shares exist, except with respect to 5,237 Series A Preferred Shares, NIS 0.01 par value each, of the Company that are held by the Technological Incubator Founded by the Technion R&D Foundation Ltd. and are pledged for the benefit of the OCS according to Directive 8.3 of the managing director of the Ministry of the Industry, Trade and Labor of the State of Israel and as set forth in the Shareholders Rights Agreement and in the Amended Articles (the “Government Shares”).

4.2.3. As of the Closing the number of ESOP Shares available for issuance under ESOP shall be 69,213, constituting 16.003% of Company’s outstanding share capital on a fully diluted basis, of which 36,368 ESOP Shares, constituting 8.408% of the Company’s outstanding share capital on a fully diluted basis, shall remain free for future allocation of options to officers, directors, employees and consultants pursuant to the Plan.

4.2.4. Except as set forth in Schedule 4.2.4, the Shareholders Rights Agreement or in the Amended Articles, there are no share capital, pre-emptive rights, convertible securities, outstanding warrants, options or other rights (including anti-dilution rights or rights of first refusal or similar rights) or agreements, orally or in writing, to subscribe for, purchase or acquire from the Company or, to the best of Company’s knowledge, from any of the Company Shareholders, any share capital of the Company or any rights convertible into, or exercisable or exchangeable for, any share capital of the Company, and there are no contracts, binding commitments or promises providing for the issuance of, or the granting of rights to acquire, any securities of the Company or under which the Company or, to the best of Company’s knowledge (after due inquiry in this regard), any of the Company Shareholders, is or may become obligated to issue or sell any of its securities or rights in the Company. The list of individuals detailed in Schedule 4.2.4 is a complete and accurate list and it specifies with respect to any option granted under the Plan the number of ESOP Shares issuable upon the exercise of such option, the exercise price, date of grant, acceleration provisions, vesting schedule and expiration date thereof and a description whether the options were granted under Section 102 or Section 3(i) of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”) or under any other applicable arrangement whether by virtue of Israeli law or foreign law, and whether an election was made to treat such option under the capital gain route or ordinary income route and, where relevant, the date on which an option granted pursuant to Section 102(b)(2) of the Ordinance was deposited with the designated trustee appointed under and in accordance with the provisions of Section 102 of the Ordinance, including the date upon which such options were deposited with the designated trustee.

4.2.5. All pre-emptive or similar rights applicable to the issuance of the Purchased Shares or the Ordinary A Shares have been waived. The Purchased Shares and the Ordinary A Shares, when issued in accordance with the Agreement, will be duly authorized, validly issued, fully paid, and free of any Encumbrances and pre-emptive rights, will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles and will be duly registered in the name of each Investor in the Company’s shareholders’ register. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company’s securities. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its share capital. Except as set forth in the Shareholders Rights Agreement, the Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued.

4.3 Qualification. The articles of association of the Company as in effect on the date hereof are attached hereto as Schedule 4.3(i) (the “Articles”). The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner as currently being conducted or as currently contemplated to be conducted. Except as set forth in Schedule 4.3(ii), the Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as currently being conducted or as currently contemplated to be conducted. The Company is not in default under any such franchises, permits, licenses, or other similar authority.

4.4 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association or business entity, except for its wholly-owned subsidiaries, Argo Medical Technologies Inc., a company organized under the laws of Delaware, USA (registration number 5110469 8100) and Argo Medical Technologies GmbH, a company organized under the laws of Germany (registration number 1955/2012.B) (the “Subsidiaries”). Each Subsidiary is wholly-owned by the Company free and clear of any liens and is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business. Each Subsidiary is duly qualified to transact business and is in good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect.

4.5 Directors and Officer Holders. The directors of the Company immediately prior to Closing are Dr. Amit Goffer (the “Founder”), Wayne Weisman, Jeff Dykan, Hadar Ron, Asaf Shinar and Larry Jasinski. Other than as prescribed hereunder, in the Articles or the Amended Articles, there is no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board and, to the best knowledge of the Company, there is no voting agreement or other arrangement among the Company’s Shareholders other than those set forth in the Articles, the Amended Articles and the Shareholders Rights Agreement as amended. The officers of the Company immediately prior to Closing are Larry Jasinski, Amit Goffer, John Hamilton, Jodi Gricci, Oren Tamari, Ofir Koren and Ami Kraft. Each officer of the Company is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company. To the Company’s knowledge, no officer of the Company is planning to work less than full-time at the Company in the future.

4.6 Financial Statements and Material Liabilities

4.6.1. At the Closing, a copy of the Company’s audited financial statements as of December 31, 2012, as well as unaudited and unreviewed financial statements as of June 30, 2013, are attached hereto as Schedule 4.6.1 (the “Financial Statements”). The Financial Statements are true and correct, have been prepared in accordance with the Israeli Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other, prepared in accordance with the books and records of the Company except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly and accurately present the assets, liabilities, financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal immaterial year-end audit adjustments. For the period indicated therein the Company has no liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, other than those reflected or reserved against in the Financial Statements.

4.6.2. Since June 30, 2013, except as set forth above or in Schedule 4.6.2, the Company has incurred no liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due within 12 months from the Closing Date, exceeding individually US $10,000 and in the aggregate US $30,000, all of which were incurred in the ordinary course of business of the Company consistent with past practices. Without derogating from the generality of the foregoing, except as set forth in the Financial Statements, the Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company. The Company was established on June 20, 2001, and since its inception, the Company has operated only in the usual and ordinary course of business. All proper and necessary books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information in accordance with generally accepted principles consistently applied relating to all transactions to which the Company has been a party. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

4.6.3. Except as set forth in Schedule 4.6.3 attached hereto, since June 30, 2013, the Company has conducted its business in an ordinary course, consistent with past practice and there has not been:

(i) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

(ii) any material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company as conducted and as currently proposed to be conducted;

(iii) any waiver by the Company of a right or of a debt owed to it;

(iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company as conducted and as currently proposed to be conducted;

(v) any material change or amendment to a contract or arrangement by which the Company or any of its respective assets or properties is bound or subject;

(vi) any material change in any compensation arrangement or other agreement with any director, officer, employee, consultant, advisor or contractor of the Company unless in connection with the transactions hereunder;

(vii) any resignation or termination of employment of any officer holder, key employee or group of employees of the Company;

(viii) any loans or guarantees made by the Company to or for the benefit of its employees, officers, directors, consultants, advisors or contractors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(ix) any sale, transfer or lease of, or imposition of any Encumbrance on, any of the Company’s assets;

(x) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(xi) any receipt of written notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(xii) any change in the accounting methods or accounting principles or practices employed by the Company;

(xiii) any declaration or payment of any dividend or other distribution of the assets of the Company;

(xiv) any debt incurred, assumed or guaranteed by the Company, except those for immaterial amounts or for current liabilities incurred in the ordinary course of business;

(xv) any single capital expenditure by the Company in excess of US $20,000 or any capital expenditures by the Company in the aggregate amount of US $50,000;

(xvi) any other event or condition of any character that would adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company as conducted and as proposed to be conducted;

(xvii) any sale, license granted to, assignment or transfer by the Company of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company; or

(xviii) any arrangement or commitment by the Company to do any of the things described in this Section 4.6.

4.7 Authorization; Approvals. All corporate action required to be taken on the part of the Company, the Board and the Company’s Shareholders necessary for the authorization, execution, delivery, and performance of all of the Company’s respective obligations under the Transaction Documents including inter alia for the authorization, issuance, and allotment of the Purchased Shares and the Ordinary Shares issuable upon conversion of the Purchased Shares, has been taken by the Company. Each of the Transaction Documents when executed and delivered by or on behalf of the Company shall be duly and validly authorized, executed and delivered by the Company and shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its respective terms. No consent, approval, order, license, permit or action of any third party which was not obtained or waived on or prior to the Closing is required for the execution of the Transaction Documents or the consummation of the transactions contemplated thereunder.

4.8 Compliance with Other Instruments. The Company is not in default under its Articles or the Amended Articles or other formative documents, or under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected. The Company is not in default under the provisions of (i) any law, statute, ordinance, regulation, or (ii) any order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign of which it has received notice. The Company has not entered into any Material Contract (as such term is defined in Section 4.14 herein) or other instrument, document or agreement, except for the Transaction Documents and the agreements listed in Schedule 4.14.1(i) and Schedule 4.14.1(iii) herein. The Company is not a party to or bound by any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator. To the Company’s knowledge, no third party is in default having a material adverse effect under any agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected. The Company is in compliance, in all material respects, with all the applicable requirements of the Registrar and has timely filed all reports required to be filed with the Registrar, and has timely paid its annual fees which were due to the Registrar through the date hereof. The Company is not registered under the status and has not been declared by the Registrar as a “violating company” within the meaning of Section 362a of the Israeli Companies Law, and it has not received any notice or warning (in writing or otherwise) concerning any intention of the Registrar to register and/or declare the Company as a “violating Company”.

4.9 No Breach. Neither the execution and delivery of the Transaction Documents, nor compliance by the Company with the terms and provisions hereof and/or thereof, conflict with or will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of (i) the Articles or the Amended Articles, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign of which the Company has received notice, (iii) any material agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) any applicable law. The execution, delivery of each of the Transaction Documents and the compliance of the Company with its obligations hereunder and thereunder do not and will not, with or without the passage of time and the giving of notice, (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any material agreement, contract or commitment of the Company, or to any of the properties of the Company, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

4.10 Records. The minute books and corporate records of the Company contain true and complete minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation, have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all respects and accurately reflect all material transactions made by the Company. The Company has provided to YEC a copy of all such corporate records since January 1, 2010. No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books.

4.11 Ownership of Assets. The Company owns all the tangible and intangible assets appearing in Schedule 4.11. Except as described in Schedule 4.11, (i) the Company has good and marketable title to all of the properties and assets, whether personal, tangible or intangible, that it purports to own, including the properties and assets reflected on the Financial Statements, and these assets are free of any Encumbrance; and (ii) the Company is not in material default or in material breach of any provision of its leases or licenses and holds a valid leasehold or licensed interest in the property it leases or that is licensed to it. Complete and correct copies of leases and licenses of property, other than Intellectual Property (as defined below), leased or licensed to the Company have been furnished to counsel of YEC. None of the Company’s Shareholders nor any affiliate of any of the Company’s Shareholder, own or possess, in their individual or any other capacities, any property, whether tangible or intangible, which absence is material, individually or in the aggregate, to the financial condition, operations, or business of the Company.

4.12 Intellectual Property

For purposes of this Agreement, the term “Intellectual Property” shall include without limitation the ‘ReWalk’ project which is an upright walking assistance tool, enabling disabled persons with lower-limb disabilities to stand, walk and climb stairs, any and all inventions (patentable or unpatentable), patents, patent applications, trademarks, service marks, trade names, trade secrets, domain names, know-how, ideas and confidential information embodied or reflected in such information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, algorithms, models, modules, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions, source code, object code, and, with respect to all of the foregoing, related confidential documentation, including any shop rights, for the longest period of protection accorded to such interests under applicable law, as well as all computer programs, source code and object code form, and all algorithms, utilities, flowcharts, logic, documentation, processes, formulations, data, experimental methods, or results, descriptions, business or scientific plans, depictions, customer lists, specifications, pricing plans, market research or data, potential marketing strategies, prospective users and distribution channels, engineering drawings, information concerning specialized suppliers, specifications for products and/or software, test protocols, and all other materials relating thereto, and copies thereof in any storage media, and all other works of authorship, inventions, concepts, ideas and discoveries developed, discovered, conceived, created, made or reduced to practice, and all intellectual property rights therein, including, without limitation, all copyrights in the United States, Israel and elsewhere and all rights of registration and publication, rights to create derivative works, and all other rights incident thereto, for the residue now unexpired of the present term of any and all such copyrights and any term thereafter granted during which such information is entitled to copyright, and all documentation, including user manuals and training materials relating to any of the foregoing and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and, other proprietary rights relating to any of the foregoing.

4.12.1. A complete and accurate list of all patents, patent applications and trademarks owned by the Company is set forth in Schedule 4.12.1 hereto. Each item of the Company’s Intellectual Property is subsisting, enforceable and valid.

4.12.2. The Company owns and has developed, or has obtained a valid and enforceable right to use, free and clear of any and all Encumbrances, all Intellectual Property used by the Company. The Company’s Intellectual Property is sufficient for the conduct of Company’s business as currently conducted (and as currently contemplated to be conducted), and no product or service marketed or sold by the Company is infringing upon or violating any license, right, lien, or claim of others or infringes any intellectual property rights of any other party nor has it in the past infringed upon, misappropriated or otherwise violated any intellectual property of any third party. The Company’s Intellectual Property has been developed solely by or for, or was assigned to, the Company, and is owned solely by the Company, with no rights therein or thereto being held by any other party. The Company’s business as currently conducted and as currently contemplated to be conducted does not violate intellectual property rights of any third party(ies). The Company’s business as currently conducted does not require the Company to acquire or license intellectual property rights from any third party(ies) in order to avoid a violation of such party’s(ies’) intellectual property rights. The Company’s business as currently contemplated to be conducted will not require the Company to acquire or license intellectual property rights (other than off-the-shelf software to be included within the Board’s annual capital expenditures budget or to be approved by the Board on an ad hoc basis) from any third party(ies) in order to avoid a violation of such party’s(ies’) intellectual property rights. The Company has obtained and possesses valid licenses to use all of the software programs installed on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. The Company has also obtained and possesses valid licenses to market and license or sublicense all of the software programs installed in any of the Company’s products. Except as set forth in Schedule 4.12.2 the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property used by the Company or used or embodied in the Company’s products. The Company is not required, under the terms and conditions of any license (whether such license is authorized by the Open Source Initiative or not) to disclose or distribute any source code of its software nor do any Public Software (as defined below) licenses limit, restrict, govern or affect in any way the Company’s rights in and to the Intellectual Property used by the Company. The Company is not prevented under any and all terms of any license used by the Company from charging a fee in exchange for licensing the Company’s Intellectual Property to any third party.

4.12.3. There are no outstanding licenses, or agreements of any kind relating to the Company’s Intellectual Property necessary for the Company’s business as now conducted, nor is the Company bound by or a party to any licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity (including without limitation any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model). The Company has conducted in the past, including in anticipation of the issuance of the Preferred D Shares, and will conduct in the future on a regular basis, searches of relevant third-party intellectual property rights. Except as set forth in Schedule 4.12.3, there is no Intellectual Property owned by any third party which is needed by the Company to conduct its business as currently conducted or proposed to be conducted.

4.12.4. No source code of any of the Company’s proprietary software has been licensed or otherwise provided or disclosed to another person or entity, and the Company does not have any duty or obligation (whether present, contingent, or otherwise) to license or otherwise provide the source code for any of the Company’s proprietary software to any person or entity.

4.12.5. Except as set forth in Schedule 4.12.5, the Company is not using and has not used with or embedded any Public Software (as defined below) in any of its products generally available or in development. The Company is familiar with and in full compliance in all respects with the terms of use of any and all licenses which govern the use of Public Software incorporated into any product or software of the Company. The Public Software does not limit, restrict, govern or effect in any way the Company’s Intellectual Property, the Company is not required, under the terms and conditions of the Public Software, to disclose or distribute any source code to the Company’s Intellectual Property and to license any Company product or Intellectual Property for the purpose of making derivative works, and is not prevented under any and all terms of the Public Software from charging a fee in exchange for licensing or providing the Company’s Intellectual Property to any third party. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (whether such license is authorized by the Open Source Initiative or not) or similar licensing or distribution models, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

4.12.6. The computer software, computer firmware, computer hardware, networks, interfaces, platforms, peripherals and computer systems, that are owned or used by the Company in the operation of the business are sufficient for the conduct of the business as presently conducted.

4.12.7. The Company is and has been in compliance with all applicable laws relating to the collection, storage, and onward transfer of all personally identifiable information and data collected by the Company, including collection of information and data with respect to its employees.

4.12.8. Any and all Intellectual Property of any kind which has been developed, is currently being developed, or will be developed in the future, for the Company by any former or current employee or other service provider of the Company in connection with their engagement with the Company, or through the use of the Company’s equipment or other materials, is and shall be the exclusive property of the Company (or its assignees or transferees). All Intellectual Property developed for the Company by the Founder and any employee or service provider of the Company prior to such person’s employment by the Company and during the period of his cooperation with the Company while in its formation stages, are and shall be owned solely by the Company. The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all its Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. Each of the Company’s employees (including the Founder) and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Company’s Intellectual Property, or who have knowledge of or access to information about the Company’s Intellectual Property, have entered into written agreements with the Company assigning to the Company all rights in Intellectual Property developed, conceived or reduced to practice in the course of their employment or engagement by the Company, assigning to the Company, all rights in Intellectual Property developed, created, discovered, derived, programmed, designed, invented or otherwise made by them in the course of their engagement with the Company or in connection to the Company’s activities and irrevocably and (with respect to employees engaged in recent years only) explicitly waiving all non-assignable rights, including all moral rights and rights to receive royalties in connection therewith, including, without limitation, under the Israeli Patent Law – 1967 (including, without limitation, Section 134 thereof) and/or other applicable law. None of the Company’s Intellectual Property has been developed for a government corporation, university, college, other academic institution or research center and no governmental entity, university, college, other academic institution or research center owns or has any right or financial claim in or to any of the Company’s Intellectual Property.

4.12.9. True and correct copies of all such agreements are available for review by the Investors upon request. It is not, and will not become, necessary to utilize any inventions of the Founder, any employee or any other service provider of the Company made prior to their respective employment or engagement by the Company other than those that have been assigned to the Company as set forth hereinabove.

4.12.10. Neither the Company nor the Founder has violated or misappropriated or by conducting the Company’s business as currently conducted or as currently proposed to be conducted, would violate, any Intellectual Property or other intellectual property or proprietary rights of any other person or entity. Neither the Company nor, to its knowledge, any of the Company’s employees or service providers (including the Founder) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or service provider’s best efforts to promote the interests of the Company, or that would conflict with the Company’s business as conducted and as currently proposed to be conducted. Neither the execution nor delivery of the Transaction Documents, the performance of its obligations hereunder and thereunder, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as currently proposed to be conducted (and as currently contemplated to be conducted), conflicts or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Company or, to its knowledge, any of such employees or service providers (including the Founder) are now obligated or by which they are bound. To the Company’s knowledge, there is no third party infringement or violation of any of the Company’s Intellectual Property.

4.12.11. Any Intellectual Property which has been developed by the Company or any of the Company’s employees or service providers (including the Founder) (whether on his own, or jointly with others) for the Company, which is being used or intended to be used by the Company to conduct its business as currently being conducted or as currently foreseen to be conducted, is owned solely by the Company, and no third party (including the Founder) has any rights therein or with respect thereto.

4.13 Taxes. Except as set forth in Schedule 4.13 attached hereto, the Company has not made any tax elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization). The Company is not a party to any action, investigation or proceeding by any governmental authority for assessment and collection of taxes. The Company has filed on a timely basis with all appropriate governmental entities all tax returns and tax reports required to be filed under applicable laws and regulations and all such tax returns were correct and complete in all respects. All taxes required to be paid by the Company that were due and payable prior to the date hereof have been paid in full and in a timely manner and the Company is not currently liable for any tax (whether income tax, capital gains tax, or otherwise) that became due and was not duly paid. No deficiency assessment or proposed adjustment of any taxes is pending against the Company and the Company has no knowledge of any proposed liability for any such tax to be imposed. Without derogating from the generality of the above, the Company has withheld or collected from each payment made to each of its employees and/or service providers, the amount of all taxes required to be withheld or collected therefrom, and have paid the same to the proper tax receiving officers or authorized depositories, all to the extent regarded under law. All options which have been granted by the Company pursuant to the capital gains route under Section 102(b)(2) of the Ordinance and all shares issued upon exercise of such options have been granted and issued in compliance in all respects with the applicable requirements of Section 102 of the Ordinance, and the requirements of any rules of the Israeli Tax Authority or guidance and policies relating to said Section 102, including, without limitation, (i) the filing of applicable documents, applications and notices with the Israeli Tax Authority, (ii) the appointment of an authorized trustee to hold the options granted under Section 102 of the Ordinance and the Shares issued thereunder pursuant to said Section 102, and (iii) the timely deposit of such options and shares with such trustee pursuant to the terms of Section 102 of the Ordinance and the requirements of any rules or the Israeli Tax Authority or guidance and policies relating to Section 102 of the Ordinance.

4.14 Contracts

4.14.1. The Company has not entered into any Material Contract (as defined below) and/or agreement, including oral contracts, agreements and/or arrangements or understandings, except as contemplated in Schedule 4.14.1(i), 4.14.1(ii) and 4.14.1(iii). Schedule 4.14.1(i) is a true and complete list of all contracts and agreements, including oral contracts, agreements and/or arrangements, all of which are accurately and fully described, and involve: (a) amounts exceeding US $20,000 (including indemnification undertakings by the Company not limited in amount); (b) the license of any Intellectual Property by the Company to any third party or by a third party to the Company (other than “off the shelf” licenses); (c) provisions restricting or affecting the development, manufacture, assembly, or distribution of the Company’s products or services, (d) granting rights to manufacture, produce, assemble, license, market or sell products or services, (e) indemnification by the Company with respect to infringements of proprietary rights, or (f) restrictions or limitations on the Company’s right to do business or compete in any area or field with any person, firm or company, or granting any exclusive rights to any third party (collectively: the “Material Contracts”) (in one transaction or in a series of related transactions) to which the Company is a party or by which its property is bound. The Company has not knowingly waived any of its rights under any Material Contract. Each of the Material Contracts and agreements is in full force and effect and constitute legal, valid and binding obligations of the Company and the other parties thereto, and enforceable in accordance with their terms, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in material breach thereof. True and correct copies of all such contracts have been delivered to YEC. The Company and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it under such Material Contracts, and no material violation exists in respect thereof on the part of the Company, or to the Company’s knowledge, of any other party thereto; except as set forth in Schedule 4.14.1(ii), none of such Material Contracts is currently being renegotiated (except for the regular renewal of any such Material Contracts on terms substantially similar to their existing terms) or, to the knowledge of the Company, no party to any Material Contract has a right pursuant to the terms of any material agreement to renegotiate such Material Contract; and the validity, effectiveness and continuation of all such Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement. Except as set forth on Schedule 4.14.1(iii) hereto, the Company has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing (“Benefit Plan”).

4.14.2. Without derogating from the generality of the above, except as disclosed in Schedule 4.14.1(i), 4.14.1(ii) or 4.14.1(iii):

(i) The Company has not undertaken to make any material capital expenditure or purchase with regard to the Company or to the Company’s business.

(ii) The Company is not a party to any credit sale or conditional sale agreement or any contract providing for payment on deferred terms in respect of assets purchased by the Company other than as set forth in Schedule 4.6.1 and Schedule 4.14.1(i).

(iii) The Company is not in breach of any material obligation under any deed, agreement, or transaction to which it is a party with regard to the Company or to the Company’s business.

(iv) The Company has not given any guarantee, indemnity, or security for or otherwise agreed to become directly or contingently liable for any obligation of any other person, and no person has given any guarantee of or security for any obligation of the Company.

4.15 Litigation. Except as set forth in Schedule 4.15 hereto, no claim, action, suit, proceeding, complaint, charge or governmental inquiry or investigation is pending or, to the knowledge of the Company, threatened, against the Company or, to the knowledge of the Company, any of its officers, directors, employees, service providers (in their capacity as such) or against any of the Company’s properties/assets, before any court, arbitration board or tribunal or administrative or other governmental agency. The foregoing includes, without limiting its generality, actions pending or threatened involving the prior employment of any of the Company’s employees or service providers (in their capacity as such) or use by any of them in connection with the Company’s or the Company’s business of any information, property or techniques allegedly proprietary to any of their former employers. The Company, nor, to the Company’s knowledge, any of the Company’s officers, directors, employees (including the Founder), are a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

4.16 Insurance. The attached Schedule 4.16 sets forth a list of the Company’s insurance policies. There is no claim by the Company pending under any of such policies. All premiums due under such policies have been paid and the Company is otherwise in full compliance with the material terms and conditions of all such policies. Such policies are in full force and effect. The Company has not undertaken any action, or omitted to take any action, which would render any such insurance policy void or voidable or which could result in a material increase in the premium for any such insurance policy.

4.17 Interested Party Transactions. No officer, director or shareholder of the Company, or any affiliate of any such person or entity or the Company, has or has had, either directly or indirectly, (i) an interest in any person or entity which (a) to the Company’s knowledge, competes with the business of the Company as conducted or as currently contemplated to be conducted, (b) to the Company’s knowledge, furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (c) purchases from or sells or furnishes to the Company any goods or services other than as disclosed in Schedule 4.17(i), or (ii) to the Company’s knowledge, a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Other than as disclosed in Schedule 4.17(ii), there are no existing material arrangements, agreements, understandings or proposed material transactions between the Company and any officer, director, or shareholder of the Company, or any affiliate of any such person other than in connection with the transactions contemplated in the Transaction Documents. No employee, shareholder, officer, or director of the Company is indebted, directly or indirectly, to the Company or, to the Company’s knowledge, has any (a) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (b) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding two percent (2%) of the outstanding share capital of) publicly traded companies that may compete with the Company or (c) financial interest in any material contract with the Company (other than their respective employment or consulting agreements), nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, directly or indirectly, other than as set forth in Schedule 4.6.2 and the Convertible Loan agreements.

4.18 Employees

4.18.1. Employee Benefits

(i) Except as set forth in Schedule 4.18.1(i) each Benefit Plan has been operated and administered in accordance with its terms and in material compliance with applicable law. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant, beneficiary, have been duly and timely (including any approved extensions) filed or distributed.

(ii) Except as set forth in Schedule 4.18.1(ii), all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans and applicable laws, including tax laws, have been timely made. The Company has made adequate provisions with respect to the payment of any payment under any Benefit Plan, including severance pay provided under the law, agreement or otherwise.

(iii) Except as set forth on Schedule 4.18.1(iii), neither the execution and delivery of this Agreement nor the consummation of the other transactions contemplated hereby will result in the payment, vesting, or acceleration of any bonus, share option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any person.

(iv) Neither the Company nor any affiliate thereof has a formal plan, commitment, or proposal, whether legally binding or not, or has made a commitment to any individual to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current employee, director or consultant, or former employee, of the Company, or any beneficiary or alternate payee of such an individual other than as regards the Amended and Restated Shareholders Agreement executed between the Company’s founder, Dr. Amit Goffer, ID No. 051816254, of 1 Hasifan, Tivon, Israel (the “Founder”) and the Company on July 26, 2011 and attached hereto as Schedule 4.18.1(iv). No events have occurred or are expected to occur with respect to any Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

4.18.2. Employee and Labor Matters. Except as set forth in Schedule 4.18.2, the Company has no employment contract with any officer or employee or any other consultant or person which is not terminable by it at will without liability, upon thirty (30) days’ prior notice. The Company has complied in all material respects with all applicable employment laws, including applicable laws relating to employment and governing payment of minimum wages, overtime rates, registration of work hours and required salary slips, terms and conditions of employment and the proper withholding and payment of taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation laws, and remission to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws respecting such withholding. The Company has paid in full to all of its respective employees (including to such employees’ respective managers insurance, pension and vocation studies funds, if applicable), wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union except for those provisions of general agreements between the Histadrut and any Employers’ Union or Organization that are applicable to all the employees in Israel and/or to employees in the field of business or industry by an Extension Order. No labor union has requested or has sought to represent any of the employees, representatives or agents of the Company. To the Company’s best knowledge, the employment by the Company of any of its employees (including the Founder), and the engagement by it with any of its respective consultants, does not constitute or is likely to constitute a breach of any of such persons’ obligations to third parties, including non-competition or confidentiality obligations.

4.18.3. As of the date hereof, (i) the Company has not been notified in writing by any of its office holders or key employee that such employee intends to, or is considering, terminating such employee’s employment or engagement with the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby, and (ii) to the knowledge of the Company, no such office holder or key employee intends to and has notified the Company that such employee is considering, doing the same.

4.18.4. Except as set forth in Schedule 4.18.4, the Company’s obligations to provide statutory severance pay to its employees (as if such employee were to be terminated as of the day hereunder) pursuant to the Severance Pay Law, 5723-1963 (the “Severance Pay Law”) are fully funded (in accordance with the provisions of Section 14 of the Severance Pay Law).

4.18.5. Each of the Company and each Subsidiary of the Company is, and at all relevant times has been, in compliance in all material respects (including in relation to its Benefit Plans) with all applicable laws and orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees (whether for determination of overtime payment or as consultants/contractor or employees), employment discrimination, age discrimination, tax withholding, social security contributions, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practice.

4.19 Brokers. Except as set forth in Schedule 4.19 hereto, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Transaction Documents or with respect to any past investment or financing transaction concluded by the Company in the past. The Company shall indemnify and hold the Investors harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

4.20 Government Funding. Schedule 4.20 sets forth all material, tax or other, pending, outstanding and granted grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any other governmental entity, granted to Company (including the grant of “Privileged Enterprise” status by the Investment Center, pursuant to the Israeli Law for the Encouragement of Capital Investment, 5719-1959, and grants from the OCS (collectively, “Grants”), and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to Company. The Company is in full compliance with the terms of all Grants and has duly fulfilled in all material respects all the undertakings required thereby. The Grants are in full force and effect and there are no circumstances which would justify the challenge, stay or cancellation of any such schemes.

4.21 Permits. Except as set forth in Schedule 4.21, the Company has all applicable governmental and municipal permits, licenses and any similar authority necessary for the conduct of its business. The Company is not in default in any material respect under any of such permits, licenses or other similar authority, and the Company has not received notice of any revocation or modification of any such permits or has reason to believe that any such permits will be revoked, modified, or not be renewed in the ordinary course. The Company has not received any notice of adverse finding, untitled letter or other correspondence or notice from any governmental authority alleging or asserting non-compliance with any laws, statutes, regulations, rules, ordinances or orders to which it is subject or which are applicable to its business, operations, employees, assets or properties (the “Laws”) or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Laws (the “Authorizations”) nor any warning letter from the U.S. Food and Drug Administration containing any unresolved issues concerning noncompliance with any Laws or Authorizations that could reasonably be expected to adversely affect the Company.

4.22 Clinical Studies. (i) all studies, tests and pre-clinical and clinical trials conducted for the Company by the institutions in which they were or are conducted, were and, if still conducted, are, in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations, and (ii) the results of such studies, tests and trials are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; the Company is not aware of any studies, tests or trials the results of which the Company reasonably believes call into question the study, test, or trial results when viewed in the context in which such results are described and the clinical state of development; and the Company has not received any notices or correspondence from any governmental authority requiring the termination, suspension or material modification of any studies, tests or pre-clinical or clinical trials conducted by for the Company.

4.23 No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

4.24 Full Disclosure. The Company has provided the Investors with all information the Investors have requested. Neither this Agreement nor any of the Transaction Documents, including representations or warranties of the Company contained in this Agreement, as qualified in the attached schedules, nor any certificate furnished or to be furnished to Investors at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein true, complete and not misleading. There is no material fact, individually or in the aggregate, or material information relating to the condition (financial or otherwise), current affairs, current operations, or assets of the Company that has not been disclosed to the Investors in writing by the Company.

4.25 Consents. The Company has secured all permits, consents and authorizations that are necessary or required lawfully to consummate the transactions contemplated under the Transaction Documents including for the issuance of the Purchased Shares at the Closing.

4.26 Offering Exemption. The offering, sale and issuance of the Purchased Shares as contemplated hereby have been, are, and will be exempted from Section 15(a) of the Israeli Securities Law, 5728-1968. The Company has taken or will take all action necessary to be taken to comply with Section 15A of the Israeli Securities Law, 5728-1968, and there were less than 35 offerees, in the aggregate, to whom the Company, and any of its respective representatives made an offering in Israel of any securities of the Company in the past twelve months.

4.27 Knowledge. Whenever in this Section 4 there is reference to the knowledge of the Company (or best knowledge or any similar expression), such knowledge shall be deemed to include the knowledge of its office holders (as such term is defined in the Companies Law, 1999) (including the Founder) in their capacity as such.

5. Effectiveness; Survival; Indemnification

5.1 Each representation and warranty herein is deemed to be made on the date of this Agreement and at the Closing, and, subject to Section 5.2 below, shall survive and remain in full force and effect after the Closing. The Company shall indemnify each Investor (including its directors, officers, affiliates employees and agents) against, and hold the Investors harmless from any and all damages, reasonable attorney fees, losses, costs, expenses and/or liabilities (collectively, “Losses”) sustained or incurred by such Investor resulting from, or arising out of, or in connection with, a breach of its respective representations, warranties or covenants made in the Transaction Documents, and all actions, suits, proceedings, judgments, costs and legal or other expenses (collectively, “Expenses”) incident to any of the foregoing or the enforcement of the provisions hereof, provided that such Losses and Expenses exceed US $10,000 for each individual claim and US $50,000 in the aggregate, in which case such Expenses will be covered from the first dollar of Losses or Expenses incurred or sustained.

5.2 Unless otherwise set forth in the Schedules hereto, each representation and warranty provided to the Investor herein is deemed to be made on the date of this Agreement and at the Closing Date, and shall survive and remain in full force and effect after the Closing Date (i) indefinitely (subject only to statute of limitations) with respect to the representations stated in Sections 4.1, 4.2 and 4.7, (ii) for a period of 36 months, with respect to the representations in Sections 4.11, 4.12 and 4.13, and (iii) for a period of 24 months with respect to all other representations. The aforesaid time limitation shall not apply in connection with claims made for fraud, willful misconduct or intentional or willful misrepresentation.

5.3 Except in connection with claims made for fraud, willful misconduct or intentional or willful misrepresentation on the part of the Company, the total liability, in the aggregate, shall not exceed (i) with respect to each of the Purchasers, such Purchaser’s respective Investment Amount, or (ii) with respect to the Lenders, such Lender’s portion of the Convertible Loans, plus in the case of both the Purchasers and the Lenders, the reasonable actual legal and other reasonable actual direct out-of-pocket costs and expenses incurred by the Investors in enforcing their rights hereunder.

5.4 Notwithstanding anything to the contrary hereunder, in the event of any breach or misrepresentation by the Company which relates to the capitalization of the Company (a “Capitalization Inaccuracy”), which results in the percentage holdings of any Investor(s) as reflected in the cap table being reduced due to such breach from the percentage that such Investor were to hold at the Closing Date had such Capitalization Inaccuracy not occurred (a “Dilutive Issuance”), then the Company shall indemnify such Investor so affected by such Capitalization Inaccuracy, solely by issuing to such Investor additional Purchased Shares (unless such act does not cure all their Losses, in which case such cure shall be irrespective of any of their other rights hereunder with respect to such other Losses), for no additional consideration, at such number of Purchased Shares which shall bring such Investor’s percentage holding in the Company at the Closing Date, to the percentage holding such Investor were to have at the Closing Date had the Dilutive Issuance not occurred (“Capitalization Adjustment Shares”).

5.5 The right to indemnification, payment of Losses and Expenses, or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses and Expenses, or any other remedy based on any such representation, warranty, covenant or agreement. No Investor shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Investor to be entitled to indemnification hereunder.

6. Representations and Warranties of the Investors. Each Investor hereby represents and warrants, severally and not jointly, to the Company and the other Investors as follows:

6.1 Organization and Standing. The Investor is an entity duly organized and validly existing under the laws of the state of its jurisdiction. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of a receiver and/or similar proceeding has been instituted or taken by the Investor, and, to the best of its knowledge, no such proceeding has been instituted or threatened against it.

6.2 Enforceability. The Investor has the full power and authority to enter into, execute and deliver this Agreement and all Transaction Documents. This Agreement, the Transaction Documents and the agreements to be executed by such Investor under this Agreement, when executed and delivered by such Investor, will constitute valid, binding and enforceable obligations of such Investor, and the Investor shall comply with its obligations hereunder and thereunder, and consummate, pursuant and subject to the terms of this Agreement and the Transaction Documents, the transactions contemplated hereunder and thereunder.

6.3 Authorization. The execution, delivery and performance of the obligations of such Investor of this Agreement and all Transaction Documents have been duly approved and authorized by all necessary corporate action, and this Agreement and the Transaction Documents were signed by its duly authorized representatives and constitutes a valid and legally binding obligation on it. Neither the execution and delivery of this Agreement nor performance by the Investor of the respective terms thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of (i) any of its corporate documents, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which it is aware and subject, (iii) any agreement, contract, lease, license or commitment to which it is party or to which it is subject, or (iv) any applicable laws. No approval or consent from any person, entity or authority, is required by it for the execution, delivery and performance by it of this Agreement and the Transaction Documents.

6.4 Experience. Without derogating from the representations provided to it under Section 4 herein, such Investor is an experienced investor and has reviewed and inspected all of the data and information provided to it by the Company and/or requested by it from the Company in connection with this Agreement, and has had an opportunity to discuss the Company’s business, management, financial affairs of Company and the terms and conditions of the transaction contemplated hereunder with the Company’s management and has had an opportunity to review the Company’s facilities. The Investor recognizes that the investment in the Company’s shares involves special risks, and represents that it is an investor in securities of start-up companies in the development stage and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in such shares, and has the ability to bear the economic risks of its investment. Each Investor represents and agrees that the Purchased Shares being acquired by it hereunder are purchased only for investment, for its own account, and without any present intention to sell or distribute such Purchased Shares or any part thereof.

6.5 Foreign Investor. If the Investor is a US Person as such term is defined under applicable US securities laws, such Investor confirms that it is an Accredited Investor (as such term is defined under applicable US securities laws) and an available exemption from registration of shares under US Federal and state laws exists with respect to the Purchased Shares being offered to it.

6.6 Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Investor in connection with any of the transactions contemplated under the Transaction Documents. The Investor shall indemnify and hold the Company and the other Investors harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

7. Conditions of Closing of the Investors. The obligations of each Investor to purchase its portion of the Purchased Shares at the Closing by (with respect to the Purchasers) transfer of the

Investment Amount, or (with respect to the Lenders) conversion of the Convertible Loans, are subject to the fulfillment at or before the Closing of the following conditions precedent to the full satisfaction of each Investor, any one or more of which may be waived in whole or in part by each of the Investors, which waiver shall be at the sole discretion of each of the Investors and in which case such waiver shall apply only with respect to such Investor:

7.1 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the Closing Date.

7.2 Legal Investment. The sale and issuance of the Purchased Shares shall be legally permitted by all laws and regulations to which the Investors and the Company are subject.

7.3 Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing shall have been performed or complied with by the Company, prior to or at the Closing.

7.4 Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 3.2 shall have been fully and duly executed (if applicable) and delivered to the Investors in accordance with the provisions thereof. The Shareholders Rights Agreement and the Shareholders Agreement shall have been fully-executed by all shareholders whose names appear as intended signatories thereto.

7.5 Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents except for such as may be properly obtained subsequent to the Closing.

7.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Transaction Documents and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors and their counsel, and the Investors and their counsel shall have received all such counterpart copies of such documents as the Investors or their counsels may reasonably request.

7.7 Absence of Adverse Changes. From the date hereof until the Closing, there has not occurred any event that had or may have a material adverse effect on the Company or the properties, business, operations, assets, condition (financial or otherwise) or results of operation of the Company (“Material Adverse Effect”). For the avoidance of doubt, any changes in general economic conditions, the market or industry in which the Company operates, and the political or military situation in the region or the financial markets, so long as such changes do not have a disproportionate effect on the Company, shall not constitute a Material Adverse Effect.

7.8 Completion of Due Diligence. In the case of YEC, it has completed, to its full satisfaction, a legal, financial and intellectual property due diligence examination.

7.9 Board of Directors. Upon the Closing, the authorized size of the Board shall be nine (9) members, and the members of the Board presiding shall have been appointed thereto as per the provisions of the Amended Articles.

7.10 Insurances. The directors appointed by YEC shall be included in the Company’s directors and officers liability insurance policy.

8. Conditions of Closing of the Company. The Company’s obligations to sell and issue the Purchased Shares at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one of which may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company:

8.1 Representations and Warranties. The representations and warranties made by the Investors in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing Date.

8.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investors prior to or at the Closing shall have been performed or complied with by the Investors prior to or at the Closing.

8.3 Investment. Each Purchaser shall have delivered its respective portion of the Investment Amount.

8.4 Delivery of Documents. All of the documents to be delivered by the Investors pursuant to Section 3.2 shall have been fully and duly executed (if applicable) and delivered to the Company in accordance with the provisions thereof.

8.5 Office of Chief Scientist’s Undertaking. On or prior to the Closing, to the extent required by the OCS, each of the Investors shall have executed an undertaking in the form substantially attached hereto as Schedule 8.4.

9. Affirmative Covenants

9.1 Use of Proceeds. The proceeds of the Investment Amount shall be used by the Company in accordance with the company budget, as amended by the Board from time to time following the Closing, in accordance with the provisions of the Amended Articles.

9.2 Legal Fees, Expenses. Other than as set forth in this Section 9.2, each of the Investors and the Company will be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with the transactions contemplated hereunder. The Company shall reimburse YEC at the Closing for YEC’s legal fees actually incurred with respect to the transactions contemplated by this Agreement; provided, however, that such reimbursement shall not exceed US $25,000 plus Value Added Tax, to the extent applicable.

10. Miscellaneous

10.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

10.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the state of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent courts of Tel Aviv only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such courts.

10.3 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Except to permitted transferees of such party, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

10.4 Entire Agreement and Amendment. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof (and shall supersede and replace in their entirety any Term Sheet discussed and/or signed relating to this investment and the letter dated July 4, 2013). Any term of this Agreement may be amended only with the written consent of the Company and YEC.

10.5 Notices. All notices and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: in the case of hand delivery to the address shown below, on the next Business Day after delivery;

(ii) in the case of delivery by an internationally recognized overnight courier to the address set forth below, freight prepaid, on the next Business Day after delivery;

(iii) in the case of a notice sent by facsimile or e-mail transmission to the number, and addressed as, set forth below, on the next Business Day after delivery, if facsimile or e-mail transmission is confirmed;

When, “Business Day” means a day on which the banks are open for business in the country of receipt of any notice.

10.5.2. The parties contact details shall be as set forth in Schedule 10.5 to this Agreement. A party may change or supplement the contact details for service of any notice pursuant to this Agreement, or designate additional addresses, facsimile numbers and email addresses for the purposes of this Section 10.5 by giving the other party written notice of the new contact details in the manner set forth above.

10.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

10.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. All of the Investors’ undertakings and obligations set forth in this Agreement are several, and not joint.

10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

10.9 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Investor), other than the representations as set forth in this Agreement in deciding to invest and in making its investment in the Company. Each Investor agrees that no other Investor, nor the respective controlling persons, officers, directors, partners or employees of any other Investor shall be liable to such Investor for any losses incurred by such Investor in connection with its investment in the Company.

10.10 Aggregation of Shares; Administration Simplicity. All Purchased Shares held or acquired by an Investor and its affiliates (including any entity controlled by, controlling or under common control with such Investor and as to any Investor which is a partnership, shares held by its partners and its affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner and as to any Investor which is a limited liability company, shares held by its members) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF the parties have duly signed this Agreement as of the date first hereinabove set forth.

(Signature pages to follow)

[Execution Page]

This Series D Preferred Share Purchase Agreement is hereby executed as of the date first above written.

Company:

Argo Medical Technologies Ltd.

By:
Title:

Purchasers:

Yaskawa Electric Corporation	Previs Ventures L.P.		Technion Research & Development Foundation Ltd

By:	By:		By:
Title:	Title:		Title:

Lenders:

Israel Healthcare Ventures 2 LP Incorporated	Pontifax (Cayman) II, L.P.		Pontifax (Israel) II - Individual Investors, L.P.

By:	By:		By:
Title:	Title:		Title:

Pontifax (Israel) II, L.P.	SCP Vitalife Partners II L.P.		SCP Vitalife Partners (Israel) II L.P.

By:	By:	SCP Vitalife II Associates, L.P.,	By:	SCP Vitalife II Associates, L.P,
Title:	By:	SCP Vitalife II GP, LTD	By:	SCP Vitalife II GP, LTD
	By:		By:
	Title:	Director	Title:	Director

Technion Research & Development Foundation Ltd	Pro-seed Venture capital Fund

By:	By:
Title:	Title:

OurCrowd (Investment In Argo) L.P.	OurCrowd (Investment In Argo)-II) L.P.

By:	By:
Title:	Title:

Schedule A

SCHEDULE OF PURCHASERS

Purchaser Name	Investment Amount (USD)	Number of Preferred D-1 Shares
Yaskawa Electric Corporation	10,000,000	82,645
Previz Ventures L.P.	100,000	826
Technion Research & Development Foundation Ltd	65,000	537

TOTAL:	10,165,000	84,008

Schedule B.

SCHEDULE OF LENDERS

Lender Name	Principal Loan Amount (USD)	Accrued Interest (USD)	Withholding Tax (USD)	Net Interest (USD)	Loan Amount (Principal + Net Interest) (USD)	Number of Preferred D-2/3/4 Shares	Class of Preferred D-2/3/4 Shares
SCP Vitalife Partners II L.P.	498,770	25,826	0	25,826	524,596	5,419	D2
SCP Vitalife Partners II L.P.	1,869,612	54,859	0	54,859	1,924,471	19,881	D2
SCP Vitalife Partners (Israel) II L.P.	166,591	8,626	0	8,626	175,217	1,810	D2
SCP Vitalife Partners (Israel) II L.P.	624,458	18,323	0	18,323	642,781	6,640	D2
Israel Healthcare Ventures 2 LP Incorporated	425,429	21,540	0	21,540	446,969	4,617	D2
Israel Healthcare Ventures 2 LP Incorporated	1,594,700	47,404	0	47,404	1,642,104	16,964	D2
Pontifax (Cayman) II, L.P.	118,808	5,992	0	5,992	124,800	1,289	D2
Pontifax (Cayman) II, L.P.	445,346	12,042	0	12,042	457,388	4,725	D2
Pontifax (Israel) II, L.P.	89,508	4,515	1,129	3,386	92,894	960	D2
Pontifax (Israel) II, L.P.	335,515	9,331	2,333	6,998	342,513	3,538	D2
Pontifax (Israel) II - Individual Investors, L.P.	34,779	1,755	439	1,316	36,095	373	D2
Pontifax (Israel) II - Individual Investors, L.P.	130,369	3,625	905	2,720	133,089	1,375	D2
Technion Research & Development Foundation Ltd	16,284	855	0	855	17,139	177	D2
Technion Research & Development Foundation Ltd	30,000	564	0	564	30,564	302	D3
Pro-seed Venture capital Fund	149,831	6,868	0	6,867	156,699	1,619	D2
OurCrowd (Investment in Argo) L.P.	875,000	16,445	4,111	12,334	887,334	8,768	D3
OurCrowd (Investment in Argo) L.P.	175,000	2,987	747	2,240	177,240	1,721	D4
OurCrowd (Investment in Argo - II) L.P.	125,000	2,349	587	1,762	126,762	1,253	D3
OurCrowd (Investment in Argo - II) L.P.	25,000	427	107	320	25,320	246	D4

TOTAL:	7,730,000	244,333	10,358	233,974	7,963,975	81,677